Exhibit 10.4

Outsourcing Agreement

THIS OUTSOURCING AGREEMENT (this “Agreement”), dated as of July 1, 2002, is by and between Westar Energy, Inc. (“Westar”), with offices at 818 S. Kansas Avenue, Topeka, Kansas 66612, and Protection One Data Services, Inc. (“PODS”) with offices at 818 S. Kansas Avenue, Topeka, Kansas 66612.

W I T N E S S E T H:

WHEREAS, Westar desires to outsource certain services and functions currently performed by Westar to PODS as more fully described herein;

WHEREAS, PODS is willing to assume responsibility for such outsourced services and functions, all in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, Westar and PODS hereby agree as follows:

1.             AGREEMENT AND TERM

1.1          Agreement.  Upon the terms and conditions of this Agreement, PODS shall provide to Westar certain information technology (“IT”) services currently performed by Westar described in the IT Services Addendum attached hereto as Schedule 1.1 and such additional addenda that may from time to time be executed by the parties, each of which shall be attached hereto as consecutively numbered amendments to Schedule 1.1 (the “IT Services”).

1.2          Term.  The term of this Agreement will commence on July 1, 2002 (the “Effective Date”) and will end on December 31, 2005.  Either party may terminate this Agreement on six (6) months prior written notice, provided, however, that such notice may not be given prior to June 30, 2003.  This Agreement may also be terminated as provided in Sections 7.1-7.4.  Unless terminated as provided herein, the term of this agreement will be automatically extended for successive additional periods of one year each.  Each successive year commencing on the first day of January following the Effective Date shall be referred to as an “Agreement Year”.

2.             RESPONSIBILITY FOR RESOURCES

2.1          Employees.

(a)           With the consent of Westar, PODS has offered employment to Westar employees previously identified by PODS and listed on Schedule 2.1 (the “Employees”) effective as of July 1, 2002, in accordance with PODS’ normal employment policies, upon the terms and conditions set forth in said Schedule 2.1.  Westar will provide all payroll, employment tax, and other information relating to the Employees as may be reasonably requested by PODS consistent with any applicable confidentiality restrictions.  As to any Employees not accepting employment offers from PODS, Westar shall have the option to retain such employees or terminate their employment in accordance with Westar’s standard employment policies.  Responsibility for severance and any related liability for those Employees not accepting employment offers from PODS shall be the sole responsibility of Westar.

(b)           During the period commencing on the Effective Date and ending (i) September 30, 2002, as it relates to terminations and (ii) December 31, 2002, as it relates to relocations, PODS may identify certain hired Employees that it does not believe to be appropriate for providing the IT Services and terminate the employment of such Employees, or may relocate positions and as a result trigger the right of Employees under employment policies applicable to them to terminate their employment and receive severance benefits.  As to each such Employee, Westar agrees to reimburse PODS for severance payments and related costs made or incurred by PODS to or for such Employee; provided, that such severance payments will not exceed the amount of severance pay that Westar would have owed such Employee had the Employee remained a Westar employee up to the date of termination of employment.

(c)           With respect to the hired Employees whose employment is not terminated pursuant to Section 2.1(b) above, PODS will maintain such Employees at a salary and benefits comparable to those provided by PODS as of the Effective Date as provided in Schedule 2.1 until July 1, 2003; provided, however, that any Employee hired by PODS may be terminated for good cause as defined in PODS’ existing personnel policies or as part of a general reduction in force adopted by PODS.  Severance and related liabilities for any Employee hired by PODS and terminated after September 30, 2002 except as set forth in Section 2.1(b) shall be the responsibility of PODS.  Nothing in this Agreement is intended to create any obligation of any party hereto to any employees of any party, nor to make any employee of any party hereto a third party beneficiary of this Agreement.

2.2          Facilities.  Commencing on the Effective Date and for the term hereof, Westar will provide to PODS the use of the space specified in the Facilities Schedule attached hereto as Schedule 2.2(a) which space is currently occupied by Westar in performing the services and functions to be performed by PODS hereunder (the “Facilities”), pursuant to the Facilities License attached hereto as Schedule 2.2(b).  Westar shall obtain the necessary consents and approvals from Westar’s landlord, if applicable, with respect to PODS’ use and occupancy of the Facilities.  PODS will have the right to vacate any portion of the space comprising the Facilities that PODS no longer desires to use.  Any such space that PODS vacates will be returned to Westar.

2.3          Relocation.  With Westar’s prior written consent, PODS shall have the right to relocate the site of its services hereunder to an alternate site at its expense; provided that such relocation shall not affect either party’s obligation to provide access to the Westar Systems and Third Party Services as described herein, and shall not result in a material degradation of service to Westar or any party to whom Westar is contracted to provide service.

2.4          Westar Equipment.  Commencing on the Effective Date and for the term hereof, Westar will provide to PODS, in their then-existing working condition, the use of all furnishings, fixtures, computers, computer-related equipment, data communication lines and all other equipment in use by Westar as of the Effective Date in performing the functions to be performed by PODS for Westar hereunder, including those items listed on Schedules 2.4(a) and 2.4(b) (the “Westar Equipment”) in accordance with the following:

(a)           Commencing on the Effective Date and for the term hereof, Westar will provide PODS with access to all Westar Equipment that is owned by Westar or leased by Westar pursuant to capital leases or similar financing arrangements and used by Westar in performing the functions to be performed by PODS hereunder (collectively, the “Westar Owned Equipment”), including, without limitation, the Westar Equipment listed in Schedule 2.4(a).  From time to time as determined by the parties after the Effective Date, the parties will conduct an inventory of the Westar Owned Equipment and, based on the results of such inventory, modify Schedule 2.4(a).  Westar will continue to insure the Westar Owned Equipment and shall retain liability for any loss or damage to the Westar Owned Equipment unless caused by the negligence or willful misconduct of PODS, including any of its employees, agents or contractors.

(b)           Commencing on the Effective Date and for the term hereof, Westar will provide to PODS the use of all Westar Equipment that is leased by Westar other than pursuant to capital leases or similar financing arrangements and used by Westar in performing the functions to be performed by PODS hereunder (collectively, the “Westar Leased Equipment”), including without limitation the Westar Equipment listed in Schedule 2.4(b).  From time to time after the Effective Date as determined by the parties, the parties will conduct an inventory of Westar Leased Equipment and, based on the results of such inventory, modify Schedule 2.4(b).  There shall not be any adjustment to the fee schedule as leases are canceled or added except as set forth in Section 5.2.

2.5          Westar Systems.  Commencing on the Effective Date and for the term hereof, Westar will and hereby does provide to PODS a limited, non-transferable license to use and access the systems currently used by Westar in performing the functions to be performed by PODS hereunder and any successor systems (the “Westar Systems”) for use in performing the services hereunder for Westar and for third parties as provided for herein.  Westar shall also provide all necessary support for PODS’ continued use and access to the Westar Systems.  The Westar Systems include all software described in Schedule 2.5, which includes all programs and documentation therefor and the tangible media on which such programs are recorded.  Westar shall be responsible for obtaining any necessary consents or assignments from any third party licensors of the Westar Systems prior to the Effective Date to enable PODS to use the Westar Systems in accordance with this Section.  Notwithstanding the above, Westar shall not be responsible for any cost associated with support, consents, or assignments to the extent the support, consents or assignments are needed for use of the Westar Systems by PODS in performing services for parties other than Westar, ONEOK, and Wolf Creek.

2.6          Upgrades to Westar Systems.  From time to time during the term of this Agreement, Westar may elect, at its own expense, to upgrade or change the Westar Systems, provided that such upgrade or change provides substantially the same functionality.  IT Services related to routine upgrades are covered under the agreement.  IT Services related to major upgrades will be negotiated separately.

2.7          Third Party Services.  Commencing on the Effective Date and for the term hereof, Westar will make available to PODS other than as specified below, all third party services used by Westar in performing the functions to be performed by PODS hereunder, including those described on Schedule 2.7 (the “Third Party Services”).  If requested by PODS and agreed to by Westar, Westar will, to the extent permitted by such agreement, terminate or assign to PODS any agreement pursuant to which any Third Party Services are provided.  PODS will pay, or reimburse Westar, for any penalties or charges incurred by Westar as a result of any termination or assignment requested by PODS.

2.8          Upgrades/Additions to Westar Equipment and Westar Systems.  From time to time during the term hereof, PODS will identify to Westar changes and upgrades to Westar Equipment or Westar Systems (“New Equipment”) that PODS believes will result in enhanced performance or reduced costs in providing the IT Services hereunder.  PODS will provide Westar with a reasonably detailed summary of (a) the anticipated expense associated with the New Equipment, (b) the anticipated benefits and savings to be derived from the acquisition of the New Equipment and (c) the proposed adjustment, if any, to the fees to be paid hereunder.  Westar will not unreasonably refuse to acquire New Equipment so long as the net impact on Westar is either to maintain or to reduce fees hereunder, or to materially enhance the performance of the IT Services.  In the event the acquisition of the New Equipment will result in reduced expense to PODS and maintain fees at an equivalent level to Westar (after adjusting the Fees for the depreciated costs of the New Equipment), PODS will be allowed to retain the benefit of all such savings.

2.9          The Shared Services Agreement.  Westar and PODS acknowledge that they are parties to a Shared Services Agreement dated April 1, 1999 (the “Shared Services Agreement”).  The Shared Services Agreement is amended, as of the Effective Date, to delete the “Information Technology Services” described in Exhibit 3 thereof.

2.10        Westar Financing Changes.  In the event Westar elects to change any of the finance arrangements it presently has in place with respect to Westar Equipment or Westar Systems, and such financing change adversely affects PODS’ costs in providing the IT Services, the fees due hereunder shall be equitably adjusted so that PODS does not incur any additional costs as a result of such a financing change.

2.12        Obligations assumed by PODS.  As of the Effective Date, PODS shall assume the payment obligations of Westar related to the Westar Leased Equipment, the Westar Systems and the Third Party  Services.  PODS will make the payments directly to the applicable lessor, licensor or other third party when due unless otherwise agreed by the parties.

3.             IT SERVICES

3.1          IT Services for WESTAR.  PODS will provide to Westar the IT Services as set forth in the IT Services Addendum.

3.2          IT Services for ONEOK and Wolf Creek.

(a)           The parties acknowledge that Westar is a party to that certain Shared Services Agreement with ONEOK Inc. (“ONEOK”) dated November 26, 1997, as renewed and amended.  As part of the IT Services to be provided hereunder, PODS will provide to ONEOK those services specifically set forth on Schedule 3.2(a)(1) (the “ONEOK Services”).  The ONEOK services will be provided as part of the IT Services and Westar will remain the party in contract with ONEOK.  PODS will not separately bill ONEOK.  In the event ONEOK initiates a change request with Westar with regard to the ONEOK services, Westar will promptly communicate such request to PODS and the parties will cooperate as reasonably necessary to accommodate such change request in accordance with the procedures set forth in 3.3 below.  Westar represents and warrants to PODS that ONEOK is presently paying Westar the fees set forth on Schedule 3.2(a)(2) (the “ONEOK Fees”), and during the term of this agreement Westar will pay PODS an amount equal to the ONEOK Fees collected by Westar from ONEOK. Westar is under no obligation to PODS by virtue of this Section 3.2(a) to keep the Shared Services Agreement with ONEOK in force and effect.  In the event the Shared Services Agreement is terminated, Westar shall have no further obligations to make any payments to PODS under this Section 3.2(a) other than payment of any ONEOK Fees received by Westar attributable to the period prior to such termination and, with respect to the period after such termination, the payment of the fixed costs previously associated with the ONEOK Services as agreed to by the parties, provided that PODS makes reasonable efforts to re-allocate or dispose of the assets to which such fixed costs are attributable such that Westar’s obligations to make payments will be reduced. During the initial eighteen months of the term of this agreement, PODS will be entitled to recoup any direct expenses incurred by PODS as a result of a termination of the work order relating to ONEOK prior to reducing fees to Westar.

(b)           The parties acknowledge that Westar is a party to that certain Owner Work Order with Wolf Creek Nuclear Operating Corporation. (“Wolf Creek”) dated February 5, 1999.  As part of the IT Services to be provided hereunder, PODS will provide to Wolf Creek those services specifically set forth on Schedule 3.2(b)(1) (the “Wolf Creek Services”).  The Wolf Creek Services will be provided as part of the IT Services and Westar will remain the party in contract with Wolf Creek.  PODS will not separately bill Wolf Creek.  In the event Wolf Creek initiates a change request with Westar with regard to the Wolf Creek services, Westar will promptly communicate such request to PODS and the parties will cooperate as reasonably necessary to accommodate such change request in accordance with the procedures set forth in 3.3 below.  Westar represents and warrants to PODS that Wolf Creek is presently paying Westar the fees set forth on Schedule 3.2(b)(2) (the “Wolf Creek Fees”), and during the term of this agreement Westar will pay PODS an amount equal to the Wolf Creek Fees collected by Westar from Wolf Creek. Westar is under no obligation to PODS by virtue of this Section 3.2(b) to keep the Owner Work Order with Wolf Creek in force and effect.  In the event the Owner Work Order is terminated, Westar shall have no further obligations to make any payments to PODS under this Section 3.2(b) other than payment of any Wolf Creek Fees received by Westar attributable to the period prior to such termination and, with respect to the period after such termination, the payment of the fixed costs previously associated with the Wolf Creek as agreed to by the parties, provided that PODS makes reasonable efforts to re-allocate or dispose of the assets to which such fixed costs are attributable such that Westar’s obligations to make payments will be reduced. During the initial eighteen months of the term of this agreement, PODS will be entitled to recoup any direct expenses incurred by PODS as a result of a termination of the work order relating to Wolf Creek prior to reducing fees to Westar.

3.3          Change Control Procedures.  Westar may from time to time during the term of this Agreement request changes in the scope or priority of IT Services being performed by PODS hereunder.  Upon receipt of each such request from Westar (a “Change Request”), PODS will evaluate the impact that the Change Request will have on the resources required by PODS to perform services hereunder, the addendum on which such services are then being performed, and the charges then payable to PODS hereunder.  PODS will notify Westar as to the results of such evaluation (the “Change Proposal”) as soon as reasonably feasible following receipt of that Change Request, which notice will be submitted in writing.  To the extent that the changes set forth in the Change Request increase the scope or priority of IT Services but can reasonably be performed within the service levels then established for the applicable IT Services without an increase in the resources then being utilized by PODS therefor, there will be no adjustment to PODS’ charges hereunder.  In the event the changes set forth in the Change Request increase the scope or priority of IT Services and such increase cannot reasonably be performed without an increase in the resources then being utilized by PODS for the performance of the IT Services and Westar so requests, PODS and Westar will work together in good faith to adjust the service levels and priorities with respect to the other services being performed by PODS hereunder so as to permit such Change Request to be implemented without an increase in PODS’ charges.  If the Change Request cannot be implemented without an increase in PODS’ charges, and Westar agrees to implement the Change Request, resources utilized by PODS in providing services pursuant to any such approved Change Request will be charged to Westar at the applicable PODS Rates unless expressly agreed to otherwise in writing.  Each Change Proposal will require the written approval of Westar.  The same procedure will apply in the event the Change Request relates to ONEOK Services or Wolf Creek Services.  As used herein, “PODS Rates” means PODS’ fully-loaded cost of providing a service.

3.4          Additional IT Services.  In the event Westar requests PODS to provide additional services or functions which are not changes in scope or priority of IT Services as set forth in Section 3.3, or are services not covered in the IT Services Addendum, PODS and Westar may execute an additional addendum or addenda referencing this Agreement to provide for such additional services or functions, which shall be provided at PODS Rates.  Any such additional addendum or addenda shall be incorporated herein by reference and shall be subject to the terms and conditions hereof.  The same procedure will apply in the event the request for additional services relates to ONEOK Services or Wolf Creek Services.

3.5          Acceptance of Work Product.  For work product that is not part of the day-to-day delivery of IT Services hereunder, including specifically-requested Derivative Systems (as defined in Section 6.3(c)), following delivery of that work product by PODS to Westar, Westar shall, within thirty (30) days of delivery by PODS, review the delivered work product and approve it or notify PODS in writing of non-approval, documenting in reasonable detail any and all material defects in that delivered work product. PODS shall, within thirty (30) days of receipt of such notice, correct any such material failures and resubmit the work product to Westar.

3.6          Systems Operations.  During the term of this Agreement, PODS will assume operational responsibility for the Westar Equipment and Westar Systems and will operate all Westar Equipment and each Westar System, all at the service levels established therefor from time to time pursuant to the IT Services Addendum.  In connection with the operation of such Westar Equipment and Westar Systems and to the extent so required to meet the service levels so established with respect thereto, PODS will perform the various systems operation activities being performed by Westar immediately prior to the Effective Date, which activities are listed in the IT Services Addendum.

3.7          Systems Support Services.  During the term of this Agreement, PODS will perform maintenance and development support services for the Westar Systems and PODS Systems as described herein (collectively, the “Systems”) being operated by PODS hereunder in accordance with the following:

(a)           PODS will perform such maintenance and development support services for the Westar Equipment and the Westar Systems as needed to maintain the Westar Equipment and the Westar Systems as fully functional and operational with up-times consistent with industry standards for outsourced IT services, as set forth in the Westar Systems Schedule attached hereto.  Westar shall have the responsibility for contracting for any additional maintenance services required for the Westar Equipment and the Westar Systems, but the fees for such services will be paid by PODS without any increase in the fees charged by PODS to Westar.

(b)           All maintenance and development support services performed by PODS hereunder will be so performed in accordance with industry standards, but not less, taken as a whole, than the standard of the services currently being performed by Westar.  Any expenses required to perform such maintenance and development support services or implement or operate any modification, enhancement, or development shall be the responsibility of PODS.  Any additional maintenance or development support services requested or required by Westar that exceeds the levels set forth in this Section 3.7 will be performed by PODS as an Additional Service in accordance with Section 3.4 hereof.

3.8          Status Reports.  PODS shall submit a detailed written progress report to Westar every month during the term of this Agreement.  Such progress reports will detail the current status of PODS activities, progress of the work being performed and resources expended since the last report, as well as a cumulative total to date, and identification of actual and anticipated problem areas, the impact thereof on the work effort, and action being taken or alternative actions to be taken to remedy such problems.

3.9          Status Meetings.  Either party may request a status meeting be held at any time and a status meeting shall be held at least once per calendar quarter, to review the status of activities performed by PODS hereunder.

3.10        IT Services for Third Parties.  PODS shall be entitled to utilize the Westar Equipment, Westar Systems and Third-Party Services for its internal purposes or to provide services to third parties without accounting to Westar provided, that (a) such services do not conflict with or impair the IT Services provided to Westar or any other Westar activities or operations, and (b) PODS is solely responsible for acquiring any additional licenses or license upgrades as necessary to utilize the Westar Equipment, Westar Systems and Third-Party Service for internal or third party services.

4.             WESTAR RESPONSIBILITIES

4.1          WESTAR Obligations.  In addition to its other obligations hereunder, Westar will, on a timely basis:

(a)           Establish appropriate priorities for Westar that relate to IT Services and communicate the same to PODS.

(b)           Cooperate with PODS by, among other things, making available, as reasonably requested by PODS, timely management decisions, information, approvals, and acceptance in order that PODS may properly accomplish its obligations and responsibilities hereunder.

(c)           Pay all costs of acquisition, installation and use of equipment and services not included in the fee shown on Schedule 5.1(a), as required for the performance of the IT Services as requested and approved by Westar.

4.2          Westar Liaison; PODS Liaison; Management Committee.  (a) During the term of this Agreement, Westar and PODS will each designate an employee with sufficient knowledge and background to act as the primary liaison between Westar and PODS (the “Westar Liaison” or “PODS Liaison” as the case may be).  The Westar Liaison will have primary operational responsibility for Westar’s responsibilities hereunder and will serve as Westar’s primary liaison with PODS.  The respective liaisons will be responsible for coordinating a joint meeting, not less than quarterly and alternating between a Westar and a PODS facility to review the status of all operations under this agreement.  The Westar Liaison will have primary responsibility for establishing the agenda and keeping notes of such meetings.

5.             PAYMENTS TO PODS

5.1          Charges.

(a)           For the IT Services provided hereunder from and after the Effective Date, Westar will pay to PODS the charges set forth in the Payment Schedule attached hereto as Schedule 5.1(a).  The fees are based on the receipt by PODS of payments from Westar equal to the ONEOK Fees and the Wolf Creek Fees for the time from and after the Effective Date.

(b)           For any additional IT Services provided hereunder, Westar will pay to PODS the charges as provided in Section 3.4 hereof.

5.2          Adjustments to Payment Schedule.  The Payment Schedule attached hereto as Schedule 5.1(a) shall be adjusted not less frequently than quarterly to reflect removal of Westar Leased Equipment that is replaced by Westar Owned Equipment purchased after the Effective Date.

5.3          Out-of-Pocket Expenses.  Westar will pay, or reimburse PODS for, any out-of-pocket expenses, including without limitation, travel and travel-related expenses, incurred by PODS at the request or with the approval of Westar other than in the ordinary course of providing IT Services pursuant to this Agreement.

5.4          Taxes.  Westar will pay, or reimburse PODS, for all sales, use, transfer, privilege, excise or other taxes, whether national, state or local, however designated, which are levied or imposed by reason of the services provided to Westar hereunder; excluding, however, income and franchise taxes on profits which may be levied against PODS.  PODS will issue invoices that itemize the fees charged for IT Services in a manner deemed appropriate by the parties for proper identification of taxable and non-taxable services.

5.5          Time of Payment.  Regular monthly service fees hereunder shall be due no later than the 10th day of each month during the term of this agreement. All other undisputed sums due PODS hereunder for which a time for payment is not otherwise specified will be due and payable within thirty (30) days after the due date of an invoice therefor from PODS or as mutually agreed upon by the parties in a specific work order. If Westar fails to pay any amount due within thirty (30) days from the date of the invoice or other agreed due date, late charges of the lesser of 1-1/2% per month or the maximum amount allowable by law shall also become payable by Westar to PODS.

6.             PROPRIETARY AND RELATED RIGHTS

6.1          Westar Data.  All Intellectual Property, including without limitation, documents, files or client and customer data, provided to PODS hereunder by Westar (“Westar Data”) are and shall remain Westar’s property and, upon the termination of this Agreement for any reason, such Westar Data will be returned to Westar by PODS.  Westar Data will not be utilized by PODS for any purpose other than those purposes related to rendering services to Westar under this Agreement, nor will Westar Data or any part thereof be disclosed to third parties by PODS, its employees or agents except for purposes related to PODS’ rendering of services to Westar under this Agreement or as required by law, regulation, or order of a court or regulatory agency or other authority having jurisdiction thereover.  PODS will establish and maintain reasonable safeguards against the destruction, loss or alteration of Westar Data in the possession of PODS which safeguards will be no less comprehensive than those presently employed by Westar.  In the event that additional safeguards for Westar Data are reasonably requested by Westar, PODS will provide such additional safeguards and Westar will reimburse PODS for any additional costs thereby incurred by PODS.  Westar shall have the right to establish backup security for data and to keep backup data and data files in its possession if it so chooses; provided, however, that PODS will have access to such backup data and data files as is reasonably required by PODS.  Notwithstanding the foregoing, PODS shall have the right to retain in its possession all workpapers and files prepared by it in performance of its services hereunder which may include necessary copies of Westar Data.  PODS shall have access to Westar Data, at reasonable times, during the term of this Agreement and thereafter for purposes related to PODS’ rendering of services to Westar under this Agreement, or as required by law, regulation or order of a court or regulatory agency or other authority having jurisdiction thereover. The term “Intellectual Property” means trademarks, service marks, trade dress, inventions, discoveries, patents and applications for patents, trade secrets, confidential information, copyrights, know-how, software, data and any other intellectual property or proprietary rights or interests.

6.2          Confidentiality.  Each party agrees that it shall not disclose to any third party or use any information proprietary to the other including information concerning the clients, trade secrets, methods, processes or procedures or any other confidential information of the other party which it learns during the course of its performance of this Agreement, and the terms and conditions of this Agreement, without the prior written consent of the other party, except for purposes related to PODS’ rendering of services to Westar under this Agreement or as required by law, regulation, or order of a court or regulatory agency or other authority having jurisdiction thereover.  Notwithstanding the foregoing, the confidentiality obligations set forth in this Section 6.2 will not apply to any information which the recipient party can establish to have (i) become publicly available without breach of this Agreement, (ii) been independently developed by the recipient party outside the scope of this Agreement and without reference to the confidential information received under this Agreement, or (iii) been rightfully obtained by the recipient party from third parties which are not known by the recipient to be obligated to protect its confidentiality.

6.3          System Rights.

(a)           Each Westar System in existence as of the Effective Date is and will remain the property and confidential information of Westar or the third party licensor of that Westar System, and PODS will have no rights or interests therein, except as provided in this Agreement.

(b)           All software owned, developed or otherwise provided by PODS or used by PODS in the performance of the IT Services that are not derived from or based upon a Westar System, including all programs and documentation therefor and the tangible media on which such programs are recorded, are “PODS Systems.”  Each PODS System in existence as of the Effective Date is and will remain the property and confidential information of PODS.

(c)           All software owned, developed or otherwise provided by PODS or used by PODS in the performance of the IT Services, including all programs and documentation therefor and the tangible media on which such programs are recorded which are derived from or based upon a Westar System (“Derivative Systems”) shall be created as works made for hire for Westar.  PODS hereby assigns all right, title and interest in and to all Derivative Systems (including any Derivative Systems that are deemed by a court not to be works made for hire) to Westar and agrees that PODS shall take any action necessary to effectuate such assignment. PODS shall have a royalty-free license to use Derivative Systems in the performance of IT Services for Westar and third parties as contemplated by this agreement.

(d)           All software owned, developed or otherwise provided by PODS or used by PODS in the performance of the IT Services that are derived from or based upon a PODS System or are independently developed by PODS and used in providing IT Services, including all programs and documentation therefor and the tangible media on which such programs are recorded, are “Developed Systems.”  Each Developed System is and will remain the property and confidential information of PODS; provided, however, that to the extent a Developed System is used by PODS in providing IT Services hereunder, upon termination of this agreement Westar shall have a non-exclusive, royalty-free license to use the Developed Systems, which license shall be non-sublicenseable except to direct or indirect majority-owned subsidiaries of Westar.

7.             TERMINATION

7.1          Termination for Cause.  In the event that either party hereto materially or repeatedly defaults in the performance of any of its duties or obligations hereunder and does not cure such default within thirty (30) days after being given written notice specifying the default, or, with respect to those defaults which cannot reasonably be cured within thirty (30) days, if the defaulting party fails to proceed promptly after being given such notice to commence curing the default and thereafter to proceed to cure the same, then the party not in default may, by giving notice thereof to the defaulting party, terminate this Agreement as of a date specified in such notice of termination.

7.2          Termination in the Event of Separation.  In the event Westar ceases to own, directly or indirectly, at least 50% of the voting common stock of Protection One, Inc., the parent of PODS, either party may terminate this Agreement by giving notice thereof to the other party, such termination to be effective as of a date specified in such notice of termination.

7.3          Termination to Comply with Regulatory Order.  Westar may terminate this Agreement at any time upon written notice in the event such termination is deemed necessary by Westar to comply with an order of the Kansas Corporation Commission, such termination to be effective as of the date specified in such notice of termination.

7.4          Termination for Insolvency.  In the event that either party hereto becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party hereto may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination.

7.5          Termination Assistance.  Upon the termination of this Agreement for any reason, PODS will provide to Westar such termination assistance relating to IT Services provided pursuant hereto, as may be reasonably requested by Westar.

7.6          Continuation of Services.  Either party shall have the option, exercisable upon termination, to request that the IT Services and this Agreement continue on a month to month basis after the termination date or the expiration date, as applicable, for the then-applicable fees set forth in the Payment Schedule attached to the IT Services Addendum.  Each party shall have the right to have this Agreement continue on a monthly basis pursuant to this Section 7.6 for up to ninety (90) days.  If this Agreement is terminated by PODS for breach by Westar, then Westar will continue to pay PODS in accordance with the payment schedule.

8.             INDEMNITIES AND LIABILITY LIMITATION

8.1          Westar Indemnity.  Westar agrees to indemnify, defend and hold PODS harmless from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses arising out of or relating to any claim by ONEOK or Wolf with respect to the IT Services as provided by Westar prior to or after the Effective Date hereof unless such claim results from the negligence or willful misconduct of PODS.

8.2          Intellectual Property Rights Indemnity.  PODS and Westar each agree to indemnify, defend and hold the other harmless from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of any third party claims of infringement of any Intellectual Property rights alleged to have occurred related to property provided, or work performed, by the indemnitor.

8.3          Rent and Utility Indemnity.  Westar agrees to indemnify, defend and hold harmless PODS from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of any claims for rent or utilities at any location where Westar is required to furnish space and/or utilities to PODS pursuant to this Agreement.

8.4          Personal Injury and Property Damage Indemnity.  PODS and Westar each agree to indemnify, defend and hold harmless the other from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of third party claims for bodily injury or damage to physical property, to the extent caused directly and proximately by the negligence or willful misconduct of the indemnitor, its employees or agents.

8.5          Indemnification Procedures.  For purposes of this Section 8, the term PODS shall include PODS, its employees and agents.  The indemnities set forth in Sections 8.1, 8.2, 8.3 and 8.4 hereof will not apply to the extent the party claiming the indemnification was responsible for giving rise to the matter upon which the claim for indemnification is based and will not apply unless the party claiming indemnification promptly notifies the other of any matters in respect of which the indemnity may apply and of which the notifying party has knowledge and gives the other full opportunity to control the response thereto and the defense thereof, including without limitation any agreement relating to the settlement thereof, provided that neither party shall settle any claim without the prior written consent of the indemnified party.  The indemnified party’s failure to promptly give notice shall affect the indemnifying party’s obligation to indemnify the indemnified party only to the extent the indemnifying party’s rights are materially prejudiced by such failure.  The indemnified party may participate, at its own expense, in such defense and in any settlement discussions directly or through counsel of its choice.

8.6          Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR PUNITIVE DAMAGES.

8.7           Further Limitation of Liability and Warranty Disclaimer.  In the event PODS is no longer a direct or indirect majority-owned subsidiary of Westar, the following further limitation on the liability of the parties and disclaimer of warranties shall apply:

(a)           PODS warrants only that all services shall be performed in a workmanlike manner and in accordance with the specifications and description of such services as set forth in the IT Services Addendum.  EXCEPT AS SET FORTH IN THIS SECTION 8.7(a), PODS MAKES NO WARRANTIES WITH RESPECT TO ITS SERVICES OR WORK PRODUCT HEREUNDER, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT.

(b)           PODS SHALL HAVE NO LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, OR INCIDENTAL DAMAGES, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  IN ANY EVENT, THE LIABILITY OF PODS TO WESTAR FOR ANY REASON AND UPON ANY CAUSE OF ACTION OR CLAIM IN CONTRACT, TORT OR OTHERWISE, SHALL BE LIMITED TO THE AMOUNT PAID BY WESTAR TO PODS IN THE SIX (6) MONTH PERIOD BEFORE THE ACCRUAL OF THE ACTION OR CLAIM FOR THE SPECIFIC SERVICE THAT IS THE SUBJECT OF THE ACTION OR CLAIM.  THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION OR CLAIMS IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS.  FURTHER, NO CAUSE OF ACTION THAT ACCRUED MORE THAN TWO (2) YEARS BEFORE THE FILING OF A SUIT ALLEGING SUCH CAUSE OF ACTION MAY BE ASSERTED AGAINST PODS.  CLIENT AND PODS EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE LIMITATIONS AND EXCLUSIONS CONTAINED HEREIN REPRESENT THE PARTIES’ AGREEMENT AS TO THE ALLOCATION OF RISK BETWEEN THE PARTIES IN CONNECTION WITH PODS’S OBLIGATIONS UNDER THIS AGREEMENT.  THE PAYMENTS PAYABLE TO PODS HEREUNDER REFLECT THIS ALLOCATION OF RISK AND THE EXCLUSION OF CONSEQUENTIAL DAMAGES IN THIS AGREEMENT.

9.             MISCELLANEOUS

9.1          Assignment.  Neither party hereto shall assign, subcontract, or otherwise convey or delegate its rights or duties hereunder to any third party without the prior written consent of the other party to this Agreement, and shall require that the assignee agrees to be subject to all the terms and conditions of this Agreement.  This Agreement shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their permitted successors in interest and permitted assigns.

9.2          Notices.  Any notice provided pursuant to this Agreement, if specified to be in writing, shall be in writing and shall be deemed given (i) if by hand delivery, upon receipt thereof, (ii) if mailed, three (3) days after deposit in the United States mails, postage prepaid, certified mail return receipt requested, (iii) if by next day delivery service, upon such delivery and (iv) if by e-mail, upon electronic confirmation that such notice has been received.  All notices shall be addressed as follows (or such other address as either party may in the future specify in writing to the other):

In the case of PODS:

Protection One Data Services, Inc.

800 East Waterman
Wichita, KS 67207
Attention: Mack Sands
Tel: 316-352-2501
Fax: 316-352-2435

In the case of Westar:

Westar Energy, Inc.
818 S. Kansas Avenue
Topeka, Kansas 66612
Attention: Bruce A. Akin, Vice President
Tel: 785-575-6354
Fax: 785-575-1936

9.3          Counterparts.  This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties hereto.

9.4          Headings.  The section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

9.5          Independent Contractor.  PODS, and any and all PODS personnel, in performance of this Agreement, are acting as independent contractors and are not employees or agents of Westar.  Except as contemplated by Section 2 hereof, PODS shall be solely responsible for the payment of compensation of PODS personnel assigned to perform services hereunder and such personnel are not entitled to the provisions of any Westar employee benefits.  Westar shall not be responsible for payment of worker’s compensation, disability benefits and unemployment insurance or for withholding and paying employment taxes for any PODS personnel performing services hereunder, but such responsibility shall be that of PODS.

9.6          Services for Others.  Westar understands and agrees that PODS may perform for third parties similar services using the same personnel, subject to PODS’ confidentiality obligations hereunder, that PODS may utilize such personnel for rendering services for Westar hereunder.

9.7          Approvals and Similar Actions.  Where agreement, approval, acceptance, consent or similar action by either party hereto is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

9.8          Force Majeure.  Neither party shall be liable to the other for any delay or failure to perform any of the services or obligations set forth in this Agreement due to causes beyond its reasonable control.  Performance times shall be considered extended for a period of time equivalent to the time lost because of such delay.  Without limiting the foregoing, PODS’ time of performance shall be enlarged, if and to the extent reasonably necessary, in the event that: (a) Westar fails to submit data or information in the prescribed form or in accordance with the agreed upon schedules; (b) special requests by Westar or any governmental agency authorized to regulate or supervise Westar or any authority having jurisdiction over Westar impact PODS’ normal schedule; or (c) Westar fails to provide any equipment, software, facility or performance called for by this Agreement, and the same is necessary for PODS’ performance hereunder.  PODS will notify Westar of the estimated impact on its performance schedule, if any.

9.9          Severability.  If any provision of this Agreement is invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted, and replaced with an acceptable provision that most closely states the intent of the parties.

9.10        Waiver.  The waiver or failure of either party to exercise any right in any respect provided for herein shall not be deemed a waiver of any further right hereunder.

9.7          Amendments.  No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver, or discharge is sought to be enforced.

9.8          Westar Identification.  With Westar’s prior written consent, PODS may use of the name of Westar in identifying Westar as a client, in advertising, publicity, or similar materials distributed to prospective clients.

9.9          Kansas Law.  This Agreement and performance hereunder shall be governed by the laws of the State of Kansas without regard to conflict of laws.  PODS and Westar hereby agree on behalf of themselves and any person claiming by or through them that the sole jurisdiction and venue for any litigation arising from or relating to this Agreement that is not subject to arbitration or contests the arbitrability of any dispute shall be an appropriate federal or state court located in Kansas.

9.10        Survival.  All provisions of this Agreement relating to confidentiality, indemnity, non-disclosure and non-solicitation shall survive the termination of this Agreement.

9.11        Entire Agreement.  This Agreement, including any Addenda or Schedules referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, understandings or agreements relative hereto which are not fully expressed herein.

IN WITNESS WHEREOF, PODS and Westar have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the date first set forth above.

Protection One Data Services, Inc.		Westar Energy, Inc.

By:	/s/ Anthony D. Somma	By:	Bruce A. Akin
Name: Anthony D. Somma		Name: Bruce A. Akin
Title: Treasurer		Title: Vice President

Date:	July 8, 2002	Date:	July 8, 2002